ANALYST PRESENTATION February 7, 2017 Paul B. Murphy, Jr. Chairman and CEO Fourth Quarter 2017 Financial Results January 25, 2018 Exhibit 99.2

Disclaimers This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.  Such factors include, without limitation, the “Risk Factors” referenced in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the following factors: business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic market areas; economic, market, operational, liquidity, credit and interest rate risks associated with our business; lack of seasoning in our loan portfolio; deteriorating asset quality and higher loan charge-offs; the laws and regulations applicable to our business; our ability to achieve organic loan and deposit growth and the composition of such growth; increased competition in the financial services industry, nationally, regionally or locally; our ability to maintain our historical earnings trends; our ability to raise additional capital to implement our business plan; material weaknesses in our internal control over financial reporting; systems failures or interruptions involving our information technology and telecommunications systems or third-party servicers; the composition of our management team and our ability to attract and retain key personnel; the fiscal position of the U.S. federal government and the soundness of other financial institutions; the composition of our loan portfolio, including the identify of our borrowers and the concentration of loans in energy-related industries and in our specialized industries; the portion of our loan portfolio that is comprised of participations and shared national credits; and the amount of nonperforming and classified assets we hold. Cadence can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and Cadence does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law. Certain of the financial measures and ratios we present are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. More information regarding non-GAAP financial measures, including a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures, is included in our earnings release and in the appendix to this presentation.

Fourth Quarter 2017 Highlights Earnings Net income of $14.7 million or $0.17/share, including one-time tax charge of $19.0 million or $0.22/share Excluding one-time tax charge, net income of $33.7 million, +3.4% linked quarter and +16.2% from 4Q16 ROAA of 0.55% and ROATCE(1) of 5.71%; excluding one-time tax charge, 1.26% and 13.11%, respectively Revenue Balance Sheet Efficiency Credit Quality (1) Considered a non-GAAP financial measure. See “Non-GAAP Measures and Ratio Reconciliation” in the appendix. (2) Presented on a fully taxable equivalent (FTE) basis using a tax rate of 35% (3) Core deposits are defined as total deposits excluding brokered deposits Adj. operating revenue(1) of $113.6 million, up 21% from 4Q16 & up 5% from 3Q17 with growth driven primarily by spread income vs. year ago quarter and noninterest income vs. linked quarter Net Interest Margin of 3.59%(2), up 28 bp from 4Q16 & up 7 bp from 3Q17 Total period end assets of $10.9 billion, up $1.4 billion or 15% from 4Q16 Loans of $8.3 billion, up $820.7 million or 11% from 4Q16, reflecting solid momentum Core Deposits(3) of $8.2 billion, increasing $1.2 billion or 18% from 4Q16; Total Deposits of $9.0 billion, up $995 million or 12% from 4Q16 Efficiency ratio of 58.4%(1), unchanged from 4Q16 and up from 52.2% in 3Q17, due in part to non-routine expenses in the fourth quarter Noninterest expenses to average assets of 2.49% in 4Q17 Total NPAs to total loans, OREO and other NPAs decreased from 1.51% in 3Q17 to 0.85% in 4Q17 Net charge-offs of $2.7 million for the fourth quarter or 13 bp of average loans Loan provision recovery of $4.5 million in 4Q17 resulting in an allowance for credit losses at 1.1% of loans

Fourth Quarter 2017 Highlights $ in thousands, except per share and unless otherwise indicated (1) Favorable (Unfavorable) comparison versus prior period. YoY represents 12/31/17 vs. 12/31/16. QoQ represents 12/31/17 vs. 9/30/17. (2) Considered a non-GAAP financial measure. See “Non-GAAP Measures and Ratio Reconciliation” in the appendix (3) Annualized for the three month periods

Full Year 2017 Highlights $ in thousands, except per share and unless otherwise indicated (1) Favorable (Unfavorable) comparison versus prior period. YoY represents 12/31/17 vs. 12/31/16. (2) Considered a non-GAAP financial measure. See “Non-GAAP Measures and Ratio Reconciliation” in the appendix Net income of $102.4 million, a 56% increase from 2016 and PTPP net earnings(2) of $192.7 million, up 31% from prior year. ROAA of 1.02%; ROATCE(2) of 11.08% Adj. operating revenue(2) of $426.1 million, up 16% from 2016, and a result of both strong loan growth and meaningful increases in spread income NIM (FTE) of 3.57%, up 27 bp from 2016, reflecting the balance sheet asset sensitivity to rate increases Efficiency ratio of 54.8%(2), improved from 59.9% in 2016, reflecting ongoing focus on managing expense and expanding revenue NPA% dropped from 2.23% a year ago to 0.85% at year-end 2017 Net charge-offs of $4.4 million for the year or 6 bp of average loans

Highlights Consistent Loan Growth $ in millions, unless otherwise indicated Loan Growth Loans grew $821 million or 11% to $8.3 billion from the year ago period. Cadence continues to be commercial-focused, reflecting 76% of total loans. Organic loan production and pipelines remain attractive with strong commercial customer activity. Energy loans were $935 million or 11% of total loans, with 60% of the total consisting of Midstream. (1) Period End Financials. (2) Figures do not equal 100% due to rounding. (3) Favorable (Unfavorable) comparison versus prior period. YoY represents 12/31/17 vs. 12/31/16. QoQ represents 12/31/17 vs. 9/30/17. 4Q17 Loan Breakdown and Historical Comparison

Improving Credit Quality $ in millions, unless otherwise indicated Nonperforming Assets(1) Highlights Net Charge Offs Total nonperforming assets declined by $51 million during 4Q17 to $71 million and an NPA%(1) of 0.9% at December 31, 2017. Overall asset quality improvement, increase in energy prices, active credit resolutions, and loan paydowns drove NPAs lower by $96 million or -58% from a year ago. 90% of all NPLs are energy, of which over 75% are performing in accordance with contractual terms Originated portfolio delinquency (30+ day past due) of 23 bp compared to 27 bp in 3Q17 Net charge-offs of $2.7 million in 4Q17 or 13 bp of average loans, on an annualized basis, compared to $0.2 million or 1 bp in 3Q17 and $3.7 million or 20 bps in 4Q16 The decline in NPAs, low charge-offs, improving energy environment and lack of hurricane-related credit issues supported a net loan provision recovery of $4.5 million in 4Q17. The allowance for credit losses was $87.6 million or 1.1% of total loans at 4Q17, and the reserves for the energy portfolio was 1.8% (1) NPA% represents total nonperforming assets (NPAs) to total loans and OREO and other NPAs

Highlights Meaningful Core Deposit(2) Growth $ in millions, unless otherwise indicated Deposit Growth 4Q17 Deposit Breakdown and Comparison Core Deposit(2) growth remains a top strategic focus, increasing $538 million or 7% from 3Q17 and $1.2 billion or 18% from 4Q16. Commercial deposit relationships and treasury management services were the strongest areas of growth. Approximately 51% of Core Deposits are from commercial customers, 12% wealth services customers and 37% retail as of December 31, 2017. (1) Favorable (Unfavorable) comparison versus prior period. YoY represents 12/31/17 vs. 12/31/16. QoQ represents 12/31/17 vs. 9/30/17. (2) Core deposits are defined as total deposits excluding brokered deposits Deposit Composition (12/31/17)

Net Interest Margin $ in millions, unless otherwise indicated Highlights Net interest margin (tax equivalent) improved 28bp to 3.59% from 3.31% a year ago and improved 7bp from 3.52% in the third quarter due to increased loan yields and lagging deposit costs related to the December rate hike. Loan yields excluding acquired credit impaired loans (ACI) increased to 4.47% for 4Q17 versus 4.03% for 4Q16 and 4.41% for 3Q17, demonstrating the interest-sensitivity of the loan portfolio. 70% of the loan portfolio is floating rate of which 86% driven by 30/60/90 day LIBOR.  Loan betas excluding ACI were 59% year to date(1). Total accretion from acquired loans for 4Q17 was $8.5 million as compared to $5.8 million in 3Q17 and $8.0 million in 4Q16. Total cost of deposits was 69 bp for 4Q17 versus 47 bp in 4Q16 and 64 bp in 3Q17. Deposit betas were approximately 29% year to date(1). NIM, Yields & Costs Est. Sensitivity (Net Interest Income % change) (1) Year to date measured from 1Q17 to 4Q17, using quarterly average balances

Highlights Attractive Noninterest Income Platform Noninterest Income Composition(2) Noninterest Income Growth $ in millions, unless otherwise indicated 4Q17 Noninterest Income: $ 26mm Adjusted noninterest income(1) of $26 million was up 15% compared to 4Q16 and down -5% from 3Q17 Total service fees and revenue for 4Q17 was $22.4 million, a decrease of $0.6 million from 3Q17, and an increase of $1.8 million from the same period of 2016. 4Q17 other income of $3.3 million, up $1.5 million from 4Q16 and decrease of $0.9 million in 3Q17. 4Q17 included a $1.6 million loan sale gain, 4Q16 included a ($0.5) million loss, both related to credit resolutions. 3Q17 included a $1.0 million gain from insurance sale. Assets Under Management (1) Considered a non-GAAP financial measure. See “Non-GAAP Measures and Ratio Reconciliation” in the appendix (2) Figures do not equal 100% due to rounding. Noninterest Income / Total Revenue 24.4% 23.6% 24.4% 21.8% 22.6%

Pre-tax, Pre-Provision Net Earnings(1) Net Earnings Growth & Ongoing Expense Management Noninterest Expense Highlights $ in millions, unless otherwise indicated 4Q17 Pre-tax, Pre-Provision Net Earnings(1) was up 20% from 4Q16 and full year 2017 up 30% from 2016. The efficiency ratio(1) for 2017 of 54.8%, improved from 59.9% in 2016, reflecting strong growth in organic revenue combined with realization of inherent capacity within the organization. 4Q17 expenses included a number of non-routine or notable expenses related to legacy bank pre-acquisition legal costs, secondary offering costs, consulting, and other. Efficiency Ratio(1) (1) Considered a non-GAAP financial measure. See “Non-GAAP Measures and Ratio Reconciliation” in the appendix + 30% + 6% - 509 bp

Appendix

$10+ billion Preparation

$ in millions

- As of 12/31/17, $10.9 billion of total assets. We will be required to comply with heightened regulatory requirements as we crossed the $10 billion threshold during the third quarter of 2017.
- Under the current timeline, we will be subject to the majority of incremental regulation starting in 2Q 2018 and DFAST stress testing in 2Q 2019.
- Large and experienced team with nearly 80 risk and audit professionals. In addition, we have spent over $2 million enhancing our risk management infrastructure since 2013.
  - Hired an independent consultant in early December 2016 to provide services on DFAST (stress testing) preparation, including an assessment of current status and assistance in preparation and ongoing maintenance of stress test framework

Expected Regulatory Costs

Key Primary Regulation	Date Applicable	Estimated Annual Impact 2018E	Estimated Annual Impact 2019E	Description
Durbin	2Q 2018	$ 1.30	$ 2.60	■ Caps interchange revenue
FDIC Assessment	2Q 2018	2.25	3.00	■ FDIC Large Bank assessment pricing[1]
CFPB Supervision	2Q 2018	TBD	TBD	■ CFPB oversight of consumer businesses
DFAST (stress test)	'19 Cycle	1.56	1.38	■ Company-run stress test requirements
Highway Bill	1Q 2018	1.25	1.25	■ Caps Federal Reserve dividends
Total Pre-Tax		$ 6.36	$ 8.23	
Total After-Tax		4.99	6.46	

*Assumes 21.5% tax rate

[1] Based on preliminary management assumptions and calculations driven off current assessment of Cadence bank profile

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Cadence Bank, N.A. Member FDIC

Summary Balance Sheet – Period End $ in millions Note: Figures may not total due to rounding.

Summary Income Statement $ in millions (1) Considered a non-GAAP financial measure. See “Non-GAAP Measures and Ratio Reconciliation” in the appendix Note: Figures may not total due to rounding.

Energy Loans Detail $ in millions Note: Figures may not total due to rounding. (1) Excluded from our Nonperforming Loans as of September 30, 2017 is a $9.9 million nonperforming energy credit that has been reclassified as held-for-sale (HFS) and is being carried at lower of cost or market value. Because this credit has been reclassified to HFS it has not been included in our investment loan portfolio ratios in order for these ratios to be comparable to prior periods.

Allowance for Credit Losses Rollforward $ in thousands Note: Figures may not total due to rounding.

Non-GAAP Measures and Ratio Reconciliation $ in millions Note: Figures may not total due to rounding.

Non-GAAP Measures and Ratio Reconciliation, continued Note: Figures may not total due to rounding. $ in millions, unless otherwise indicated

Non-GAAP Measures and Ratio Reconciliation, continued $ in millions, unless otherwise indicated

Non-GAAP Measures and Ratio Reconciliation, continued $ in millions, unless otherwise indicated